Exhibit 99.1
Contact:
Ramsey Hamadi, EVP and Chief Financial Officer
336-369-0900
NEWBRIDGE BANCORP REPORTS $1.0 MILLION FIRST QUARTER PROFIT
•	Net income increases $639,000, or 171%, over the prior year’s first quarter

•	Net interest income improves $140,000 over the prior year’s first quarter

•	Net interest margin reaches 4.28% for quarter, 31 basis points over the prior year’s first quarter

•	Nonperforming assets decline for 4th straight quarter; potential problem loans down 13% from year end

•	Cumulative loan charge-offs for cycle reaches $123.2 million, 7.6% of peak loan level, as aggressive loss recognition continues

•	Total risk based capital increases to 14.02% and tier one leverage capital to 9.91%

•	Core deposits grow 3% in first quarter; account for 68% of total deposits

•	Non-interest expense declines $1.2 million compared to the prior year’s first quarter; third party engaged to perform efficiency studies

•	Trust assets under management increase 50%, or $40 million, following addition of wealth management professionals

•	Talented in-market bankers being added
GREENSBORO, N.C., April 21, 2011 — NewBridge Bancorp (NASDAQ: NBBC), parent of NewBridge Bank, today reported results for its first quarter ended March 31, 2011.
For the three months, net income totaled $1.0 million compared to $373,000 for the quarter ended March 31, 2010. After dividends and accretion on preferred stock, the Company reported net income available to common shareholders of $282,000, or $0.02 per diluted share. After dividends and accretion on preferred stock in the prior year period, the Company had a net loss available to common shareholders of ($357,000), or ($0.02) per diluted share.
Results for the quarter included a $2.0 million gain on the sale of investments and a $1.3 million additional write-down of the previously discussed subordinated debt loan to a financial institution. At March 31, 2011 the Company exchanged $5 million of the loan balance for shares of preferred stock and forgave $5 million of the debt in order to better protect the remaining value of the Company’s interest. The Company has no other financial institution loans in the portfolio. At March 31, 2011, the shares of preferred stock were valued at 50% of their par value.
Pressley A. Ridgill, President and Chief Executive Officer of NewBridge Bancorp, commented: “We were pleased with another profitable quarter during this slow economic recovery. While credit costs increased $2.4 million, over the same period a year ago, asset quality continued to improve. We experienced declines in nonperforming loans, other real estate owned, other past due loans and other potential problem loans. Notably, other potential problem loans fell 13% and 18% over the last two quarters. In addition, nonperforming loans, excluding changes in troubled debt restructured loans, decreased $3.8 million for the quarter and have declined 50%, or $29.7 million, since they peaked in the June quarter of 2009.”
Ridgill continued, “While signs of improving asset quality are evident, it is also gratifying to see positive efficiency trends, which underscore our rising core earnings stream, including an expanded net interest margin, lower cost and higher balances in core deposits, lower non-interest expense and expanded sources of non-interest income.”

Net interest income, net interest margin continued to grow
Net interest income increased $140,000, or 0.8%, to $17.4 million for the quarter compared to $17.2 million a year ago. The Company’s average earning assets declined $157 million, primarily in loans, to $1.66 billion for the March 2011 quarter compared to the same period a year ago; however the increased net interest margin more than offset the decline in earning assets, resulting in a smaller but more profitable financial institution. The net interest margin improved 31 basis points from the prior year’s same quarter to 4.28%. The improvement was due primarily to the Company’s success growing low cost deposits, which allowed for displacement of higher cost borrowings, brokered deposits and retail time deposits. Interest bearing liabilities averaged $1.46 billion and cost 0.98%, which compared favorably to the interest bearing liabilities for the same period a year ago, which averaged $1.61 billion and cost 1.51%. From the prior quarter ending December 31, 2010, the net interest margin improved 28 basis points. The improved margin was also due to a shift away from lower yielding cash balances to higher yielding investment balances. The rise in the yield curve over the prior six months afforded the Company the opportunity to reinvest cash balances at higher yields.
Balance Sheet
Total deposits were largely unchanged from December 31, 2010 at $1.46 billion. Growth in low cost core deposits was offset by declines in higher cost time deposits. The Company continues to focus on growing profitable, low-cost core deposits, which include demand, savings, NOW and money market deposit accounts. Core deposits represented 68% of total deposits at March 31, 2011 and grew 3%, or $31.9 million, to $989.3 million during the quarter. The weighted average rate on core deposits (including noninterest bearing balances) was 0.56% at March 31, 2011. Retail and brokered time deposits represent the other 32%, or $466 million, of total deposits. The weighted average rate on time deposits was 1.13% at March 31, 2011. In May the Company anticipates completing the sale of its Harrisonburg, Virginia operations to Union Bank as previously announced. The sale includes $54.1 million of deposits, of which $24.9 million are core deposits and $29.2 million are time deposits.
Net loan balances declined $5.7 million to $1.30 billion during the quarter ended March 31, 2011, which compares favorably to a $118 million decline in the loan portfolio during 2010. New portfolio loan production totaled $55 million for the three-months ended March 31, 2011, representing a 25% improvement over the three-months ended December 31, 2010 and a 67% improvement over the three-months ended March 31, 2010. Management anticipates opening several loan production offices in close proximity to the Piedmont Triad MSA of North Carolina that will be staffed with talented, seasoned bankers from other institutions. Management anticipates continued improvements in loan demand due to gradual growth in the economy, improvements in the Company’s sales processes and culture, and additions to sales staff. Loans held for sale increased $590,000 to $77.6 million, with $73.9 million related to the planned Virginia operations sale.
Investment securities declined $48.7 million to $276.5 million during the first quarter due primarily to the Company’s decision to sell $31.5 million of investments for a gain of $2.0 million. The Company elected to sell shorter-duration, odd-lot mortgage backed securities and corporate bonds that had significant gain positions.
The Company’s available liquidity was extensive during the March quarter due to strong core deposit growth, coupled with modest lending opportunities. Available borrowings, unencumbered investments and access to wholesale deposits exceeded $490 million at March 31, 2011. Brokered and wholesale deposits total 3.4% of deposits at March 31, 2011.
Shareholders’ equity decreased $1.8 million for the quarter to $161.4 million. The decline in equity was due to a $2.2 million reduction in accumulated comprehensive income resulting from the sales of securities during the quarter and changes in the value of investments. Total risk based, tier one risk based and tier one leverage capital levels increased to 14.02%, 12.75% and 9.91%, respectively.

Noninterest Income
Operating noninterest income was largely unchanged at $2.5 million for the three months ending March 31, 2011 compared to the same period a year ago. However, including gains on sale of investments, total noninterest income of $4.5 million was $2.0 million higher than the same period a year ago. Deposit service fee income declined $295,000 to $1.6 million for the current quarter. The decline was fully offset by higher mortgage and other noninterest income. The Company continues to look for opportunities to expand noninterest income and on March 7th was successful in enhancing its trust and wealth management services through the hiring of a new wealth management team. Assets under management increased 50%, or $40 million, to $120 million during the quarter. As a result, we anticipate that this will benefit noninterest income later this year and beyond.
Mr. Ridgill commented, “Growth in fee income is important in the future of banking; consequently, we are actively exploring opportunities to grow noninterest income through complementary additions such as Bradford Mortgage and the additions to the wealth management team.”
Noninterest Expense
Noninterest expense declined $1.2 million, or 8%, to $14.4 million for the quarter just ended compared to $15.6 million for the prior year’s first quarter. Over the last two years, the Company has reduced annual recurring operating expenses by more than $13 million. In the first quarter, the declines in personnel, occupancy, furniture and equipment, technology and data processing, legal and professional and FDIC assessments ranged from 7% to 21%. The Company remains focused on improving efficiencies and controlling costs. With that goal in mind, the Company recently engaged a third party expert to review the entire organization to improve efficiency and reduce unnecessary spending.
Mr. Ridgill stated, “As we have previously discussed, our goal is to attain a level of efficiency that measures well with our peers. We have made progress; however, I believe this efficiency study will help us reduce costs in areas we would not identify on our own. Given our dual effort to grow revenues through the new loan production offices, we also believe this is an effective way of holding our costs in line while pursuing organic growth opportunities.”
Asset Quality
Nonperforming loans declined $600,000 during the quarter to $50.0 million, with an overall reduction of $14.0 million since nonperforming loans peaked in June of 2009. Nonperforming loans represent 3.98% of total loans held for investment. Including other real estate owned (OREO), total nonperforming assets declined $1.0 million to $76.3 million, or 4.28% of total assets at March 31, 2011. Since the peak level of nonperforming assets, the Company has added $17.8 million to troubled debt restructured loans, which was offset by a $29.7 million reduction in non-accruing loans. The Company’s highest risk and most closely monitored non-performing assets are non-accruing loans excluding troubled debt restructures. These loans totaled $30.2 million at March 31, 2011, down $29.7 million, or 50%, since June 30, 2009. OREO balances declined $400,000 during the quarter. Potential problem loans crested later than many of the Company’s other credit metrics, rising until the September quarter of 2010. In the March quarter, potential problem credits declined 13%, as several large relationships migrated to more favorable credit grades. In the last two quarters, potential problem credits declined 18%. Ridgill commented, “Our expected default rates and our anticipated loss based on our default experience is 5% of the potential problem portfolio. We expect the migration into this portfolio to reverse as the economy improves, so the declines the last two quarters have been encouraging.”
At March 31, 2011, the allowance for credit losses totaled $29.1 million, 2.32% of loans held for investment. The provision for credit losses increased $2.4 million to $6.1 million for the current quarter compared to the same period a year ago. The higher provision was in part due to the added $1.3 million charge-off on the previously discussed financial institution loan. The Company’s allowance for credit loss as a percentage of nonperforming loans (“the coverage percentage”) increased to 58.1% in the March 2011 quarter, compared to 56.8% at December 31, 2010. The Company’s coverage percentage may not be comparable with other banking institutions due to its practice of charging off specific estimated losses on all loans at the time they become measurable. Consequently, the Company’s allowance for loan loss consists largely of general reserves, with 92% being general and 8% specific. The majority of estimated losses from the Company’s $50.0 million of non-performing loans have been previously recognized through charge-offs. Since the current adverse credit cycle began in 2007, the Company has charged off $123.2 million of loans and other real estate owned, or 7.6% of our highest/peak level of loan balances. Consequently, the Company’s allowance for loan loss is available almost in its entirety for the potential losses that exist in the Company’s watch list and other performing loans portfolio.
The Company is materially below the FFIEC high CRE concentration guidelines in land acquisition, development and construction (the “AD&C portfolio”) loans as well as total commercial real estate loans. At March 31, 2011, the Company’s concentrations were 62% of total regulatory capital and 175% of total regulatory capital, respectively, which compares favorably to the interagency regulatory guidance of 100% and 300%, respectively. The AD&C portfolio totals $133.8 million at March 31, 2011 and includes just $45 million of speculative residential construction and residential acquisition and development. This portfolio is largely graded as impaired or potential problem loans.
Outlook
Mr. Ridgill stated that, “credit costs were somewhat higher than anticipated this quarter, due in large in part to continued write-downs of the one financial institution loan. We anticipate that credit costs will decline from this level during the balance of the year and that 2011 will be profitable as core operating earnings are expected to exceed credit costs. As we look forward, we expect our net interest margin to decline from its current level, but we anticipate that it will remain above 4%. We are encouraged by the stronger loan demand and believe our investments in the new loan production offices will help us grow earning assets. Banking is a relational business, and we are finding there are a number of talented bankers in and near our markets who are looking for new opportunities that afford them the means to meet the needs and exceed the expectations of their clients. We believe these bankers are capable of making a meaningful difference in our organization, which is illustrated by the addition of our new wealth management team. There is an initial start up cost associated with these additions; however, our continued focus on managing costs should lead to better overall efficiency.
“We previously discussed our belief that sweeping consolidation will occur among financial institutions in North Carolina and that our Company is positioned to benefit from that eventuality. We believe this is occurring; however, at the present time our best and most efficient opportunities are in acquiring relational and talented personnel. We will continue to evaluate the advisability of whole bank acquisitions.
“Many have speculated about our need to raise capital and repay TARP funds. I reiterate our previous comments that we do not believe this is in the best interest of our shareholders at this time. We have applied to participate in the Small Business Lending Fund. The application gives us the flexibility to continue the evaluation process to determine the benefits, if any, from participating in the program. Over the last year, our stock price has continued to perform well and has begun to garner increased attention from the investment community. As our financial condition continues to improve, we believe there will be an opportunity to repay TARP funds by raising capital at a more attractive price.”
About NewBridge Bancorp
NewBridge Bancorp is the parent company of NewBridge Bank, a full service state chartered community bank with headquarters in Greensboro, North Carolina. NewBridge Bank also offers financial planning and investment alternatives, such as mutual funds and annuities, through Raymond James Financial Services, Inc., a registered broker dealer.
With approximately $1.8 billion of total assets, NewBridge Bank is one of the largest community banks in North Carolina, and based on deposit market share is the largest community bank in the Piedmont Triad region of

North Carolina. The Bank has 30 offices in the Piedmont Triad and Wilmington region of North Carolina and one office in Harrisonburg, VA. The Company anticipates completing the sale of the Harrisonburg, VA office in May 2011.
Disclosures About Forward Looking Statements
The discussions included in this document and its exhibits may contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward looking statements. Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of NewBridge and its management about future events. The accuracy of such forward looking statements could be affected by factors including, but not limited to, the financial success or changing conditions or strategies of NewBridge Bancorp’s customers or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions. Additional factors that could cause actual results to differ materially from those anticipated by forward looking statements are discussed in NewBridge’s filings with the Securities and Exchange Commission, including without limitation its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. NewBridge undertakes no obligation to revise or update these statements following the date of this press release.
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FINANCIAL SUMMARY

	Three Months Ended March 31, 2011			Three Months Ended March 31, 2010
	Average	Interest Income/	Average Yield/	Average	Interest Income/	Average Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
(Fully taxable equivalent basis, dollars in thousands)
Earning Assets
Loans receivable	$1,335,001	$17,236	5.24%	$1,452,707	$19,431	5.42%
Investment securities	314,394	3,756	4.85%	340,397	4,309	5.13%
Other earning assets	7,579	4	0.21%	21,450	20	0.38%

Total Earning Assets	1,656,974	20,996	5.14%	1,814,554	23,760	5.31%
Non-Earning Assets	143,979			139,690

Total Assets	$1,800,953	20,996		$1,954,244	23,760

Interest-Bearing Liabilities
Deposits	$1,270,805	2,687	0.86%	$1,366,765	4,302	1.28%
Borrowings	186,886	840	1.82%	244,157	1,711	2.84%

Total Interest-Bearing Liabilities	1,457,691	3,527	0.98%	1,610,922	6,013	1.51%
Noninterest-bearing deposits	163,633			159,568
Other liabilities	17,121			19,185
Shareholders’ equity	162,508			164,569

Total Liabilities and Shareholders’ Equity	$1,800,953	3,527		$1,954,244	6,013

Net Interest Income		$17,469			$17,747

Net Interest Margin			4.28%			3.97%
Interest Rate Spread			4.16%			3.80%

FINANCIAL SUMMARY

	2011	2010
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
Period-End Balances
(Dollars in thousands)
Assets	$1,781,653	$1,807,161	$1,862,912	$1,930,842	$1,954,292
Loans held for investment	1,254,630	1,260,585	1,355,634	1,407,808	1,425,727
Loans held for sale	77,584	76,994	17,793	10,893	8,716
Investment securities	276,458	325,129	275,570	349,643	352,582
Earning assets	1,617,735	1,668,303	1,724,433	1,795,072	1,806,625
Noninterest-bearing deposits	165,534	161,734	158,290	165,160	168,414
Savings deposits	41,510	38,898	39,653	40,513	41,565
NOW accounts	445,455	440,190	414,976	391,333	326,751
Money market accounts	336,784	316,608	337,406	347,024	349,538
Time deposits	466,013	495,565	560,267	607,318	658,985
Interest-bearing liabilities	1,439,236	1,465,735	1,521,776	1,581,663	1,603,813
Shareholders’ equity	161,386	163,188	166,600	166,679	164,732

Asset Quality Data
(Dollars in thousands)
Nonperforming loans:
Commercial nonaccrual loans, not restructured	$18,528	$23,453	$28,699	$38,326	$42,869
Commercial nonaccrual loans which have been restructured	12,215	11,190	8,338	8,915	4,406
Non-commercial nonaccrual loans	11,680	8,537	7,828	6,184	4,566

Total nonaccrual loans	42,423	43,180	44,865	53,425	51,841
Loans past due 90 days or more and still accruing	31	27	1,290	649	2,571
Accruing restructured loans	7,532	7,378	5,865	5,379	2,300

Total nonperforming loans	49,986	50,585	52,020	59,453	56,712
Other real estate owned	26,329	26,718	29,571	25,966	29,316

Total nonperforming assets	$76,315	$77,303	$81,591	$85,419	$86,028
Net chargeoffs	5,768	11,438	5,493	7,370	4,042
Allowance for credit losses	29,057	28,752	35,554	33,081	35,524
Allowance for credit losses to loans held for investment	2.32%	2.28%	2.62%	2.35%	2.49%
Nonperforming loans to loans held for investment	3.98	4.01	3.84	4.22	3.98
Nonperforming assets to total assets	4.28	4.28	4.38	4.42	4.40
Nonperforming loans to total assets	2.81	2.80	2.79	3.08	2.90
Net charge-off percentage (annualized)	1.86	3.63	1.62	2.09	1.15
Allowance for credit losses to nonperforming loans	58.13	56.84	68.35	55.64	62.64

Loans identified as impaired	$36,497	$38,303	$40,621	$38,677	$39,328
Other nonperforming loans	13,489	12,282	11,399	20,776	17,384

Total nonperforming loans	49,986	50,585	52,020	59,453	56,712
Other potential problem loans	96,509	110,924	118,067	100,912	84,936

Total impaired and potential problem loans	$146,495	$161,509	$170,087	$160,365	$141,648

Gross loan chargeoffs, and writedowns and losses on other real estate owned to peak loans during the credit cycle beginning January 1, 2007:	2007	2008	2009	2010	2011	TOTAL

Gross loan chargeoffs	$9,412	$22,468	$38,494	$30,720	$6,210	$107,304
Other real estate owned writedowns and losses	4,001	3,571	1,294	5,508	1,486	15,860

Total chargeoffs, writedowns and losses	$13,413	$26,039	$39,788	$36,228	$7,696	$123,164
Peak loans at September 30, 2008						$1,626,504
Chargeoffs, writedowns and losses to peak loans						7.57%

FINANCIAL SUMMARY

	Three Months Ended March 31
	2011	2010
Income Statement Data
(Dollars in thousands, except share data)
Interest income:
Loans	$17,236	$19,430
Investment securities	3,665	3,799
Other	4	21

Total interest income	20,905	23,250
Interest expense:
Deposits	2,687	4,302
Borrowings from the FHLB	348	1,101
Other	492	609

Total interest expense	3,527	6,012

Net interest income	17,378	17,238
Provision for credit losses	6,073	3,723

Net interest income after provision for credit losses	11,305	13,515
Noninterest income:
Service charges on deposit account	1,570	1,865
Fee income	980	987
Mortgage banking services	425	214
Gain on sale of investment securities	1,961	—
Writedowns and loss on sale of real estate acquired in settlement of loans	(1,486)	(1,442)
Other	1,084	889

Total noninterest income	4,534	2,513
Noninterest expense
Personnel	7,290	7,814
Occupancy	1,043	1,135
Furniture and equipment	964	1,182
Technology and data processing	918	1,154
FDIC insurance	795	900
Other	3,384	3,367

Total noninterest expense	14,394	15,552

Income before income taxes	1,445	476
Income taxes	433	103

Net income	1,012	373
Dividends and accretion on preferred stock	(730)	(730)

Net income (loss) available to common shareholders	$282	($357)

Net income (loss) per share — basic and diluted	$0.02	($0.02)

Other Data
Return on average assets	0.23%	0.08%
Return on average equity	2.49	0.91
Net yield on earning assets	4.28	3.97
Efficiency	65.40	77.52
Average loans to assets	74.13	74.34
Average loans to deposits	93.07	95.18
Average noninterest — bearing deposits to total deposits	11.41	10.45
Average equity to assets	9.02	8.42
Total capital as a percentage of total risk weighted assets	14.02	12.44
Tangible common equity as a percentage of total risk weighted assets	7.54	6.86

COMMON STOCK DATA

	2011	2010
	First	Fourth	Third	Second	First
	Quarter	Quarter	Quarter	Quarter	Quarter
Market value:
End of period	$4.96	$4.70	$3.57	$3.51	$3.56
High	5.50	5.00	4.00	5.28	4.34
Low	4.54	3.40	2.94	3.46	2.08
Book value	6.96	7.08	7.30	7.30	7.18
Tangible book value	6.69	6.79	7.00	6.99	6.85
Shares outstanding at period-end	15,655,868	15,655,868	15,655,868	15,655,868	15,655,868
Average shares outstanding	15,655,868	15,655,868	15,655,868	15,655,868	15,655,868